Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2007, in the Registration Statement (Form S-1, No. 333-143684) declared effective on July 27, 2007, by the Securities and Exchange Commission and related prospectus of Centra Financial Holdings, for the registration of an additional 200,000 shares of its common stock.

/s/ Ernst & Young LLP

Cleveland, Ohio
October 26, 2007